                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                                GENLYTE GROUP INC.
    ------------------------------------------------------------------------
                                (Name of Issuer)

    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  372302 109
         ---------------------------------------------------------------
                                 (CUSIP Number)

    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 4 Pages
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 CUSIP No. 372302 109              13G                  Page  2  of  4 Pages
                                                             ---    ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Glenn W. Bailey                                  ###-##-####
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         U.S.
  ------------------------------------------------------------------------

              5.  Sole Voting Power
                  1,439,600
              ------------------------------------------------------------------
 Number
 Shares       6.  Shared Voting Power
 Beneficially          0
 Owned by     -----------------------------------------------------------------
 Each         7.  Sole Dispositive Power
 Reporting           See 5
 Person       ------------------------------------------------------------------

              8.  Shared Dispositive Power
                     See 6
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                     See 5
  ------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                     N/A
  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (11)
                     10.58%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions)
                     Passive Investor
  ------------------------------------------------------------------------

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 Item 1.

         (a) Name of Issuer

             Genlyte Group Inc.

         (b) Address of Issuer's Principal Executive Offices

             4360 Brownsboro Rd.
             Louisville, KY  40207

 Item 2.

         (a) Name of Person Filing

             Glenn W. Bailey

         (b) Address of Principal Business Office or, if none, Residence

             14 Bassett Creep Trail Road
             Hobe Sound, FL  33455

         (c) Citizenship

             Florida

         (d) Title of Class of Securities

             Common

         (e) CUSIP Number

             372302 109

 Item 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ X ] Passive Investor

         (b) [   ] Not applicable

         (c) [   ] Not applicable

         (d) [   ] Not applicable

         (e) [   ] Not applicable

         (f) [   ] Not applicable

         (g) [   ] Not applicable

         (h) [   ] Not applicable


 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
         (a) Amount beneficially owned: 1,439,600
                                       -------------------------.
         (b) Percent of class:          10.58
                                       -------------------------.
         (c) Number of shares as to which the person has:
             (i)   Sole power to vote or to direct the vote
                                        See 4(a)
                                       -------------------------.

             (ii)  Shared power to vote or to direct the vote
                                         -0-
                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of
                                        See 4(a)
                                       -------------------------.

             (iv)  Shared power to dispose or to direct the disposition of
                                         -0-
                                       -------------------------.

 Item 5. Ownership of Five Percent or Less of a Class

         N/A


 Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         The reporting person is a Passive Investor.


 Item 7. See Items 1 and 12 of Page 2 and Item 3 herein

 Item 8. Identification and Classification of Members of the Group

         Not applicable

 Item 9. Notice of Dissolution of Group

         Not applicable



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 Item 10. Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                            United States Trust Company of
                                                    New York

                                                  June 9, 2000
                                             -----------------------------------
                                                      Date
                                             /s/ Joseph A. Tricarico
                                             -----------------------------------

                                       By:       Joseph A. Tricarico
                                             -----------------------------------
                                                Vice President and Trust Counsel

                                                Authorized Agent for the
                                                Reporting Person:

                                                Glenn W. Bailey



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